[Letterhead of Shatswell, MacLeod & Company, P.C.]

                                                               EXHIBIT 23.1

                     CONSENT OF INDEPENDENT ACCOUNTANTS

      We consent to the incorporation by reference in the Registration Statement on Form S-8 of Falmouth Bancorp, Inc. of our report dated October 25, 2001, relating to the consolidated balance sheets of Falmouth Bancorp, Inc. and Subsidiaries as of September 30, 2001 and 2000, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended September 30, 2001, which report is incorporated by reference in the September 30, 2001 annual report on Form l0-KSB of Falmouth Bancorp. Inc.


                                       /s/ Shatswell, MacLeod & Company, P.C.

                                       SHATSWELL, MacLEOD & COMPANY, P.C.


West Peabody, Massachusetts

October 30, 2002